EXHIBIT 99.1
Contact:
   Citigate Sard Verbinnen
   Hugh Burns/Jamie Tully/Kara Findlay
   (212) 687-8080
H. THOMAS HICKS BECOMES CHIEF FINANCIAL OFFICER OF URS
URS General Counsel Joseph Masters
Appointed Corporate Secretary

     SAN FRANCISCO, CA — March 20, 2006 — URS Corporation (NYSE: URS) today announced that in accordance with the Company’s previously announced succession plan, H. Thomas Hicks, who joined the Company as Vice President, Finance in September 2005, has succeeded Kent P. Ainsworth as Chief Financial Officer of URS. Mr. Ainsworth will continue to be employed as a senior advisor to URS. URS also announced that Joseph Masters, Vice President and General Counsel of URS, has been named to the additional position of Corporate Secretary effective immediately.
     Martin M. Koffel, URS Chairman and CEO, said: “Tom Hicks has been a valuable addition to our management team since he joined the Company in September, and I am sure that his solid understanding of the financial characteristics of our industry and the perspective he has gained from his experiences at Merrill Lynch, SAIC and Litton will continue to be great assets to URS.”
     “We also want to congratulate Joe on his new assignment. Joe has been a key member of our management team for nearly 15 years, and I am confident he will be highly successful in his additional duties as Corporate Secretary.”
     Mr. Koffel continued: “On behalf of the Board of Directors, our stockholders and all URS employees, I again want to thank Kent for his invaluable contributions to the Company. Kent has been a major contributor in building URS over the past 15 years. He is a highly accomplished executive and has been a delightful colleague. His commitment to continue serving as an active advisor to the Company in the future will ensure a seamless transition.”
Background on H. Thomas Hicks
     H. Thomas Hicks is a senior finance executive with extensive experience in corporate finance, mergers and acquisitions (M&A) and investor relations. Before joining URS in September 2005, Mr. Hicks served as Managing Director in the Los Angeles office of Merrill Lynch Investment Banking, advising leading companies, including URS, in the Aerospace, Defense, Information Services and Engineering and Construction industries on numerous M&A, debt and equity capital market transactions.
     Prior to joining Merrill Lynch in 1997, Mr. Hicks was Vice President, Corporate Development, at Litton Industries, where he led all strategy and M&A activities, including the implementation of a strategic growth initiative that resulted in the creation of a $1.5 billion information technology segment at Litton. He also was a member of the company’s Pension Investment Management Committee, which oversaw Litton’s $3 billion pension fund.
     From 1978 through 1994, Mr. Hicks held high-level finance positions with Science Applications International Corporation, including Vice President, Finance and Administration; Corporate Vice President, Finance; and Corporate Vice President, Mergers and Acquisitions. Earlier in his career, he served as Director of Finance and Administration at Computer Sciences Corporation and Controller of CSC’s International Division. Mr. Hicks has a B.S. degree in Commerce from the University of Virginia.
Background on Joseph Masters
     Joseph Masters has served as General Counsel for URS since 1997. Prior to joining URS in 1992, Mr. Masters was a lawyer in private practice. He holds a J.D. degree from Case Western Reserve University and a B.S. degree in Civil Engineering from Cleveland State University.

     URS Corporation offers a comprehensive range of professional planning and design, systems engineering and technical assistance, program and construction management, and operations and maintenance services for transportation, commercial/industrial, facilities, environmental, water/wastewater, homeland security, installations and logistics, and defense systems. Headquartered in San Francisco, the Company operates in more than 20 countries with approximately 29,000 employees providing engineering and technical services to federal, state and local governmental agencies as well as private clients in the chemical, pharmaceutical, oil and gas, power, manufacturing, mining and forest products industries (www.urscorp.com).
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